                                 SECURITIES AND
                               EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                  FORM 11-K/A

(Mark One)

[X]    ANNUAL REPORT PURSUANT TO SECTION 15(d) OF THE SECURITIES
       EXCHANGE ACT OF 1934 (NO FEE REQUIRED, AS OF OCTOBER 7, 1996)


                                    OR

[ ] TRANSITION REPORT PURSUANT TO SECTION 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934 [NO FEE REQUIRED]


Commission file number 001-13461
                       ------


A. Full title of the plan and address of the plan, if different from that of the issuer named below:

         Group 1 Automotive, Inc. 401(k) Savings Plan

B. Name of issuer of the securities held pursuant to the plan and the address of its principal executive office:


                         Group 1 Automotive, Inc.
                         950 Echo Lane, Suite 100
                         Houston, Texas  77024

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                              REQUIRED INFORMATION


         This Form 11-K/A is being filed for the sole purpose of filing the Certifications of the principal executive officer and principal financial officer of the Group 1 Automotive, Inc. 401(k) Savings Plan pursuant to Section 906 of the Sarbanes-Oxley Act (the "Certifications") as Exhibits 99.1 and 99.2 to this Form 11-K which was originally filed on June 18, 2003.
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                                 SIGNATURES

    THE PLAN. Pursuant to the requirements of the Securities Exchange Act of 1934, the Company (or other persons who administer the employee benefit plan) has duly caused this annual report to be signed on its behalf by the undersigned hereunto duly authorized.

                                      Group 1 Automotive, Inc.
                                      401(k) Savings Plan
                                      -----------------------------------


Date: July 22, 2003                  /s/ J. BROOKS O'HARA
                                     ------------------------------------
                                      J. Brooks O'Hara
                                      Vice President, Human Resources
                                      Plan Administrator


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                                  EXHIBIT INDEX

Exhibit
  No.                             Description
-------                           -----------
99.1            Certification of Principal Executive Officer of the Group 1
                Automotive, Inc. 401(k) Savings Plan

99.2            Certification of Principal Financial Officer of the Group 1
                Automotive, Inc. 401(k) Savings Plan